Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
John Hatsopoulos	Christine Cobuzzi
American DG Energy Inc.	American DG Energy Inc.
781.622.1120	781.522.6014
john.hatsopoulos@americandg.com	christine.cobuzzi@americandg.com

American DG Energy and EuroSite Power Announce Transition

Barry Sanders Resigns to Pursue New Opportunities

WALTHAM, Mass. — February 4, 2015 — American DG Energy Inc. (NYSE MKT: ADGE) and EuroSite Power Inc. (OTCQB: EUSP), leading On-Site Utilities, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, today announced, effective February 6, 2015, the resignation of Barry Sanders, President and Chief Operating Officer of American DG Energy and Chief Executive Officer, President and Director of EuroSite Power.

"Barry has been a terrific partner of mine for many years, so it is with both sadness for us and excitement for Barry as he takes on new opportunities, that I announce his resignation," said John Hatsopoulos, Co-Chief Executive Officer of American DG Energy. Effective immediately, Benjamin Locke, who is Co-CEO of American DG Energy, will assume Barry's responsibilities.

On-Site UtilityTM

American DG Energy sells the energy produced from an On-Site energy system to an individual property as an alternative to the outright sale of energy equipment. On-Site Utility customers only pay for the energy produced by the system and receive a guaranteed discount rate on the price of the energy. All system capital, installation and operating expenses are paid by American DG Energy.

About American DG Energy

American DG Energy supplies low-cost energy to its customers through distributed power generating systems. We are committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through our On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not contain an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.